Exhibit 23.4

CONSENT OF SOLA PROJECT SERVICES, LLC

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “S-K 1300 Technical Report Summary, Dewey Burdock Project, South Dakota, USA” dated January 6, 2025 with an effective date of October 8, 2024 (the “Dewey Burdock Technical Report”); the technical report summary entitled “S-K 1300 Technical Report Summary for the Alta Mesa Uranium Project, Brooks County, Texas, USA” dated February 19, 2025 and effective December 31, 2024 (the “Alta Mesa Technical Report”); and the technical report summary entitled “S-K 1300 Initial Assessment Technical Report Summary for the Mesteña Grande Project, Brooks and Jim Hogg Counties, Texas, USA” dated February 19, 2025 and effective December 31, 2024 (the Mesteña Grande Technical Report” and, together with the Dewey Burdock Technical Report and Alta Mesa Technical Report, the “Technical Reports”) that we prepared, included or incorporated by reference in:

i)The Annual Report on Form 10-K for the period ended December 31, 2025 (the “10-K”) of enCore Energy Corp. (the “Company”) being filed with the U.S. Securities and Exchange Commission, and any amendments or supplements thereto;
ii)The Company’s Form S-8 Registration Statements (File Nos. 333-273173 and 333-285519), and any amendments or supplements thereto; and
iii)The Company’s Form S-3 Registration Statement (File No. 333-290836), and any amendments or supplements thereto.

We further consent to the filing of the Technical Reports as exhibits to the Form 10-K.

Date: March 31, 2026

By:	SOLA Project Services, LLC /s/ Stuart Bryan Soliz
Name:	Stuart Bryan Soliz
Title:         Partner